Consent of Independent Accountants

To the Trustees of Standish, Ayer & Wood Master Portfolio:

We consent to the incorporation by reference, in Amendment No. 7 to the Registration Statement on Form N-1A (1940 Act File Number 811-07603) of Standish, Ayer & Wood Master Portfolio, our reports dated November 18, 1998, on our audits of the financial statements and supplemental data of the Standish Equity Portfolio, Standish Small Capitalization Equity Portfolio and Standish Small Capitalization Equity Portfolio II, which reports are included in the Annual Reports to the Shareholders for the periods stated therein. We also consent to the reference to our Firm under the captions "Independent Accountants" and "Financial Statements" in this Registration Statement.

                                                PricewaterhouseCoopers LLP

Boston, Massachusetts
April 13, 1999